Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 14, 2004, accompanying the financial statements included in the Annual Report of KH Funding Company on Form 10-KSB for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of KH Funding Company on Form SB-2 (File No. 332-106501, effective November 2, 2003.

GRANT THORNTON LLP

Vienna, Va

March 30, 2004